EXHIBIT 15.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 15, 2016

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Ladies and Gentlemen:

We hereby consent to the reference to our firm DeGolyer and MacNaughton contained in the sections entitled “Assessment process for reserves” and “Statements by experts” of TOTAL S.A.’s Annual Report on Form 20-F for the year ended December 31, 2015 (the Form 20-F), to the inclusion as an exhibit to the Form 20-F of our third-party report dated January 19, 2016, concerning our estimates of the net proved oil, condensate, and natural gas reserves as of December 31, 2015, of certain properties owned by OAO Novatek (Third-Party Report), and to the incorporation by reference of the reference to DeGolyer and MacNaughton in the Form 20-F and of the Third Party Report in the following Registration Statements:

Registration Statements on Form F-3 (Files no. 333-203476, 333-203476-01, 333-203476-02 and 333-203476-03) of TOTAL S.A., Total Capital International, Total Capital Canada Ltd. and Total Capital; and

Registration Statements on Form S-8 (File nos. 333-150365, 333-169828, 333-172832, 333-183144, 333-185168 and 333-199735) of TOTAL S.A.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716